UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2025

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue

P.O. Box 58039

Santa Clara, CA 95052-8039

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.01 per share	AMAT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 24, 2025, Applied Materials, Inc. (“Applied”) entered into a credit agreement (the “Credit Agreement”) for a five-year $2.0 billion revolving credit facility with Bank of America, N.A., as administrative agent (the “Administrative Agent”), and the lenders party thereto (collectively, the “Lenders”).

The Credit Agreement replaces a $1.5 billion credit agreement, dated February 21, 2020, by and among Applied and certain lenders, as amended and extended, as described further in Item 1.02 below.

The Credit Agreement provides for unsecured borrowings in an initial amount not to exceed $2.0 billion outstanding at any one time and includes a sub-facility for the issuance of letters of credit of up to $400 million. The Credit Agreement includes a provision under which Applied may increase the total amount of the revolving credit facility to no more than $2.5 billion, subject to the receipt of commitments from one or more Lenders for any such increase and other customary conditions.

Borrowings under the Credit Agreement will bear interest, at Applied’s option, at a rate per annum equal to either (1) the secured overnight financing rate plus an adjustment of 0.10% (“Term SOFR”) for the selected interest period, plus the applicable margin, which will range from 0.50% to 1.00% depending on Applied’s public debt credit ratings, or (2) a rate equal to the highest of (a) a rate that is 0.50% higher than the federal funds effective rate (as the Federal Reserve Bank of New York shall set forth on its public website), (b) the rate publicly announced by the Administrative Agent as its prime rate, (c) Term SOFR for a one-month interest period plus 1.0%, and (d) 1.0%. In addition, the Credit Agreement requires Applied to pay commitment fees on the unused commitments under the Credit Agreement ranging, depending on Applied’s public debt credit ratings, from 0.04% to 0.10% per annum and customary agency and letter of credit participation fees.

The Credit Agreement contains certain affirmative and negative covenants customary for credit facilities of this type. The Credit Agreement also contains a financial covenant that requires Applied to maintain as of the last day of each fiscal quarter a ratio of (i) consolidated adjusted EBITDA for the four fiscal quarter period ending on such date to (ii) consolidated net interest expense as of such date of no less than 3.00 to 1.00. The Credit Agreement also contains customary events of defaults. The occurrence of an event of default would permit the Lenders to terminate their commitments to advance loans under the Credit Agreement and to require immediate repayment of any outstanding loans under the Credit Agreement.

Proceeds from borrowings under the Credit Agreement are available to be used for general corporate purposes. The maturity date of the Credit Agreement is February 24, 2030, at which time the outstanding amount of loans under the Credit Agreement, if any, must be repaid in full.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The Lenders, and certain of their affiliates, have engaged in, and/or in the future may engage in, banking and other transactions with Applied, including previous credit facilities. These parties have received, and/or in the future may receive, customary compensation from Applied for these services.

Item 1.02	Termination of a Material Definitive Agreement.

On February 21, 2020, Applied entered into a $1.5 billion credit agreement with certain lenders, which was previously amended and extended and which was due to expire on February 21, 2026 (the “Prior Credit Agreement”). On February 24, 2025, the Prior Credit Agreement was terminated and replaced by the Credit Agreement described under Item 1.01 above. There were no outstanding amounts due under the Prior Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed under Item 1.01 above, on February 24, 2025, Applied entered into the Credit Agreement. The information set forth in Item 1.01 is incorporated herein by reference. Applied has not made any borrowings under the Credit Agreement as of this date.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of February 24, 2025, among Applied Materials, Inc., Bank of America, N.A., as administrative agent, and the other lenders named therein

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Dated: February 27, 2025

	By:	/s/ Teri A. Little
Teri A. Little
Senior Vice President, Chief Legal Officer and Corporate Secretary